Exhibit 99.1

Vencer Energy, LLC

Financial Statements and Independent Auditors’ Report

For the years ended December 31, 2023 and 2022

Table of Contents

Vencer Energy, LLC	- 1 -
Independent Auditors’ Report	- 1 -
Balance Sheets	- 3 -
Statements of Operations	- 4 -
Statements of Changes in Members’ Equity	- 5 -
Statements of Cash Flows	- 6 -
Notes to the Financial Statements	- 7 -
Note 1 – Organization and Basis of Presentation	- 7 -
Note 2 – Summary of Significant Accounting Policies	- 7 -
Note 3 – Acquisitions	- 11 -
Note 4 – Fair Value Measurement	- 11 -
Note 5 – Derivative Instruments	- 12 -
Note 6 – Asset Retirement Obligations	- 14 -
Note 7 – Debt	- 14 -
Note 8 – Members’ Equity	- 15 -
Note 9 – Related Party Transactions	- 15 -
Note 10 – Commitments and Contingencies	- 17 -
Note 11 – Revenues	- 17 -
Note 12 – Leases	- 18 -
Note 13 – Supplemental Disclosures to the Balance Sheets and Statements of Cash Flows	- 20 -
Note 14 – Supplemental Oil and Gas Information (Unaudited)	- 20 -
Note 15 – Subsequent Events	- 23 -

KPMG LLP 811 Main Street Houston, TX 77002

Independent Auditors’ Report

The Board of Directors
Vencer Energy, LLC:

Opinion

We have audited the financial statements of Vencer Energy, LLC (the Company), which comprise the balance sheets as of December 31, 2023 and 2022, and the related statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

Accounting principles generally accepted in the United States of America require that the supplemental information relating to oil and natural gas producing activities be presented to supplement the basic financial statement. Such information, although not part of the basic financial statement, is required by the United States Financial Accounting Standards Board who as described in Accounting Standards Codification Topic 931-235-50 considers the supplemental information to be an essential part of financial reporting for placing the basic financial statement in an appropriate operational, economic, or historical context. We have applied certain limited procedures to the required supplementary information in accordance with auditing standards generally accepted in the United States of America, which consisted of inquiries of management about the methods of preparing the information and comparing the information for consistency with managements responses to our inquiries, the basic financial statement, and other knowledge we obtained during our audit of the basic financial statement. We do not express an opinion or provide any assurance on the information because the limited procedures do not provide us with sufficient evidence to express an opinion or provide any assurance.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ KPMG LLP

Houston, Texas
March 13, 2024

Vencer Energy, LLC
Balance Sheets
(In thousands)
	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$31,166	$74,258
Accounts receivable, net	78,212	63,671
Short-term derivative instruments	-	32,347
Prepaid expenses and other current assets	569	592
Total current assets	109,947	170,868

Oil and natural gas properties, successful efforts method	2,169,472	1,635,971
Other PP&E	1,757	1,612
Accumulated depreciation, depletion, and amortization	(240,431)	(104,684)
Property and equipment, net	1,930,798	1,532,899

Long-term derivative instruments	-	955
Operating lease – ROU asset	11,306	18,576
Other long-term assets	66	7,443
Total assets	$2,052,117	$1,730,741

Liabilities and members' equity
Current liabilities:
Accounts payable	$16,358	$11,409
Revenues payable	28,956	25,984
Accrued liabilities	53,059	65,408
Operating lease liability – current	8,616	10,502
Short-term derivative instruments	28,644	4,347
Total current liabilities	135,633	117,650

Long-term debt	-	535,000
Asset retirement obligations	44,146	41,648
Operating lease liability – long term	2,857	8,277
Long-term derivative instruments	2,832	3,371
Total liabilities	185,468	705,946

Members’ equity:
Equity	1,184,852	649,675
Retained earnings (deficit)	681,797	375,120
Total equity	1,866,649	1,024,795
Total liabilities and members' equity	$2,052,117	$1,730,741

See accompanying notes to the financial statements

Vencer Energy, LLC
Statements of Operations
(In thousands)
	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
Revenues:
Oil and natural gas sales	$830,379	$783,481
Total Revenues	830,379	783,481

Costs and expenses:
Lease operating expense	68,829	62,035
Taxes other than income	52,874	51,555
Gathering, processing and transportation	6,756	-
Depreciation, depletion, and amortization	135,746	60,545
General and administrative expense	19,627	17,059
Accretion of asset retirement obligations	2,521	2,400
(Gain) loss on commodity derivative instruments	26,168	65,811
Other, net	686	(88)
Total costs and expenses	313,207	259,317
Operating income (loss)	517,172	524,164

Other income (expense):
Interest expense	(25,098)	(31,734)
Other income (expense)	1	-
Total other income (expense)	(25,097)	(31,734)

Income (loss) before income taxes	492,075	492,430
Income tax expense	-	-
Net income (loss)	$492,075	$492,430

See accompanying notes to the financial statements

Vencer Energy, LLC
Statements of Changes in Members' Equity
(In thousands)

	Retained Earnings	Members’ Contributions	Total Members' Equity
December 31, 2021	$115,078	$649,501	$764,579
Net Income	492,430	-	492,430
Members’ contributions	-	174	174
Members' distributions	(232,193)	-	(232,193)
Other	(195)	-	(195)
December 31, 2022	$375,120	$649,675	$1,024,795
Net Income	492,075	-	492,075
Members' contributions	-	535,177	535,177
Members' distributions	(185,397)	-	(185,397)
Other	(1)	-	(1)
December 31, 2023	$681,797	$1,184,852	$1,866,649

See accompanying notes to the financial statements

Vencer Energy, LLC
Statements of Cash Flows
(in thousands)
	Year Ended December 31, 2023	Year Ended December 31, 2022
Cash flows from operating activities:
Net income (loss)	$492,075	$492,430
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization	135,746	60,545
(Gain) loss on commodity derivative instruments	26,168	65,811
Cash received (paid) for commodity derivative settlements, net	30,891	(133,340)
Amortization and write off of debt issue costs	7,402	3,311
Accretion of asset retirement obligations	2,521	2,400
Other	(335)	(1,084)
Changes in operating assets and liabilities:
Accounts receivable	(14,541)	(21,746)
Prepaid expenses and other assets	21	(95)
Payables and accrued liabilities	8,731	22,646
Net cash provided by operating activities	688,679	490,878

Cash flows from investing activities:
Acquisitions of oil and natural gas properties	(25,420)	(24,693)
Additions to oil and natural gas properties	(486,588)	(265,750)
Additions to other PP&E	(159)	(1,125)
Divestitures of other PPE	44	208
Other	447	-
Net cash (used) provided by investing activities	(511,676)	(291,360)

Cash flows from financing activities:
Payments on Revolving Credit Facility	(535,000)	-
Members’ contributions	535,177	174
Members' distributions	(220,251)	(197,339)
Debt issue costs	(21)	(5)
Net cash (used in) provided by financing activities	(220,095)	(197,170)
Net change in cash, cash equivalents and restricted cash	(43,092)	2,348
Cash and cash equivalents, beginning of period	74,258	71,910
Cash and cash equivalents, end of period	$31,166	$74,258

See accompanying notes to the financial statements

Vencer Energy, LLC
Notes to the Financial Statements

Note 1 – Organization and Basis of Presentation

Description of the organization

Vencer Energy, LLC (“VE”), a Delaware limited liability company and a wholly owned subsidiary of Vencer Energy Holdings, LLC and Vencer Management, LLC, was formed on July 10, 2020 to acquire, develop and produce oil and gas properties. VE serves as the operating entity of VEH through which all oil and gas investments are held.

Vencer Energy Holdings, LLC (“VEH”), a Delaware limited liability company, is a privately-owned exploration and production company formed on July 10, 2020 to acquire, develop and produce oil and gas properties. Equity funding sources for the venture was provided through capital commitments made by members, those members being Vencer Energy AIV and members of management (“Management”).

Vencer Management, LLC (“VM”), a wholly owned subsidiary of VEH, provides services which primarily consist of company labor to VE through a shared services agreement and is the sole member of VE.

Terms such as “Vencer Energy”, the “Company, “we”, “our” “us”, or like terms refer to VE individually and collectively with VM and VEH, as the context requires.

Basis of presentation

The accompanying financial statements have been updated to reflect the correction of an immaterial error identified in the accounting for Members’ distributions in periods prior to 2023.  We determined that our Members’ Equity should have been $232.2 million higher and Retained Earnings should have been $232.2 million lower in prior periods as a result of the misapplication of accounting literature.  To correct this error, we reclassed Members’ distributions from Members’ Equity to Retained Earnings in the Statements of Changes in Members’ Equity.

Intercompany transactions and balances have been eliminated in preparation of our financial statements. The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Note 2 – Summary of Significant Accounting Policies

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Significant estimates include, but are not limited to, accrued revenues; oil and natural gas reserves; depreciation, depletion and amortization of proved oil and natural gas properties; future cash flows from oil and natural gas properties; impairment of long-lived assets; fair value of derivatives; fair values of assets acquired and liabilities assumed in business combinations and asset retirement obligations.

Cash and cash equivalents

Investments in highly-liquid securities with original maturities of three months or less are considered to be cash equivalents.

Concentrations of credit risk

Cash balances, accounts receivable, and derivative financial instruments are financial instruments potentially subject to credit risk. Cash and cash equivalents are maintained in bank deposit accounts which, at times, may exceed the federally insured limits. Management periodically reviews and assesses the financial condition of the banks to mitigate the risk of loss. Derivative financial instruments are generally executed with major financial institutions that expose us to market and credit risks and which may, at times, be concentrated with certain counterparties. The creditworthiness of the counterparties is subject to continual review. We rely upon netting arrangements with counterparties to reduce credit exposure.

Vencer Energy, LLC
Notes to the Financial Statements

Oil and natural gas are sold to a variety of purchasers. Accounts receivable from joint operations are from a number of oil and natural gas companies, individuals and others who own interests in the properties operated by us. Generally, operators of crude oil and natural gas properties have the right to offset future revenues against unpaid charges related to operated wells, minimizing the credit risk associated with these receivables. An allowance for doubtful accounts is recorded after all reasonable efforts have been exhausted to collect or settle the amount owed. Any amounts outstanding longer than the contractual terms are considered past due. No allowance for doubtful accounts was recorded at December 31, 2023 or 2022.

If we were to lose any one of our customers, the loss could temporarily delay the production and the sale of oil and natural gas. If we were to lose any single customer, we believe that a substitute customer to purchase the impacted production volumes could be identified.

The following individual customers each accounted for 10% or more of total reported revenues for the period indicated:

Major Customers:	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
Lion Oil Trading & Transportation, LLC	63%	49%
Enterprise Product Partners L.P.	11%	15%
Targa Resources	6%	10%
Valero Energy Corp	5%	12%

Oil and natural gas properties

The Company utilizes the successful efforts method of accounting for its oil and natural gas properties. Under this method, costs of acquiring properties, costs of drilling successful exploration wells, and development costs are capitalized. The costs of exploratory wells are initially capitalized pending a determination of whether proved reserves have been found. At the completion of drilling activities, the costs of exploratory wells remain capitalized if the determination is made that proved reserves have been found. If no proved reserves have been found, the costs of each of the related exploratory wells are charged to expense. In some cases, a determination of proved reserves cannot be made at the completion of drilling, requiring additional testing and evaluation of the wells. The costs of such exploratory wells are expensed if a determination of proved reserves has not been made within a twelve-month period after drilling is complete. Exploration costs such as geological, geophysical, and seismic costs are expensed as incurred.

As exploration and development work progresses and the reserves on these properties are proven, capitalized costs attributed to the properties are subject to depreciation and depletion. Depletion of capitalized costs is provided using the units-of-production method based on proved oil and gas reserves related to the associated field. Capitalized drilling and development costs of producing oil and natural gas properties are depleted over proved developed reserves and leasehold costs are depleted over total proved reserves.

On the sale or retirement of a complete or partial unit of a proved property, the cost and related accumulated depreciation, depletion, and amortization is removed from the property accounts, and any gain or loss is recognized.

Oil and gas reserves

The estimates of proved crude oil, natural gas, and natural gas liquids (“NGL”) reserves utilized in the preparation of the financial statements are estimated in accordance with guidelines established by the Securities and Exchange Commission (“SEC”) and the Financial Accounting Standards Board (“FASB”), which require that reserve estimates be prepared under existing economic and operating conditions using a 12-month average price with no provision for price and cost escalations in future years except by contractual arrangements. Our proved reserves were prepared by a third-party independent petroleum consulting firm.

We emphasize that reserve estimates are inherently imprecise. Accordingly, the estimates are expected to change as more current information becomes available. It is possible that, because of changes in market conditions or the inherent imprecision of these reserve estimates, the estimates of future cash inflows, the amount of natural gas, crude oil and NGL reserves, the remaining estimated lives of the natural gas and crude oil properties, or any combination of the above may be increased or reduced.

Vencer Energy, LLC
Notes to the Financial Statements

Impairments

Proved oil and natural gas properties are reviewed for impairment when events and circumstances indicate the carrying value of such properties may not be recoverable. This may be due to a downward revision of the reserve estimates, less than expected production, drilling results, higher operating and development costs, or lower commodity prices. The estimated undiscounted future cash flows expected in connection with the property are compared to the carrying value of the property to determine if the carrying amount is recoverable. If the carrying value of the property exceeds its estimated undiscounted future cash flows, the carrying amount of the property is reduced to its estimated fair value using Level 3 inputs. The factors used to determine fair value include, but are not limited to, estimates of proved and probable reserves, future commodity prices, the timing of future production and capital expenditures and a discount rate commensurate with the risk reflective of the lives remaining for the respective oil and gas properties. No impairment expense related to our proved properties was recorded for the year ended December 31, 2023 or 2022.

Other property, plant, and equipment

Other property and equipment is stated at historical cost and is comprised primarily of vehicles, furniture, fixtures, office build-out cost and computer hardware and software. Depreciation of other property and equipment is calculated using the straight-line method generally based on estimated useful lives of three to seven years.

Properties acquired in asset acquisitions and business combinations

We evaluate whether the assets and liabilities acquired in a transaction are concentrated in a single asset or a group of similar assets, and the nature of the inputs, processes, and outputs acquired in determining whether a transaction should be classified as an asset acquisition or business combination. Assets and liabilities acquired in an asset acquisition are recorded at cost and allocated to the individual assets based on their relative fair values. Assets and liabilities acquired in a business combination are recorded at fair value. The estimates of fair value are based on key assumptions related to the business combination, including reviews of publicly disclosed information for other acquisitions in the industry, historical experience of the companies, data that was available through the public domain and due diligence reviews of the acquired businesses. If sufficient market data is not available, we determine the fair values of proved and unproved properties acquired in transactions accounted for as business combinations by preparing our own estimates of crude oil and natural gas reserves.

For business combinations, acquisition-related transaction costs and acquisition-related restructuring charges are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred.

Revenue from contracts with customers

Our revenues are derived through the sale of our hydrocarbon production, specifically the sale of crude oil, natural gas and NGL. The revenue standard provides a five-step model to analyze contracts to determine when and how revenue is recognized. Central to the five-step model is the concept of control, and the timing of the transfer of that control determines the timing of when revenue can be recognized. Control, as defined in the standard, is the “ability to direct the use of, and obtain substantially all of the remaining benefits from, the asset.”

Crude oil sales contracts. We have performance obligations under our crude oil sales contracts to deliver barrels of oil, where each barrel of oil is considered to be its own performance obligation under the revenue standard. Volumes are generally not predetermined and pricing for the crude oil is index-based, adjusted for location and other economic factors. We recognize revenue from the sale of our crude oil at a point in time, when we transfer control of the crude oil to our purchaser, which occurs when the oil passes through our facilities into our purchaser’s receiving equipment (typically a purchaser’s pipeline or a truck). Once the crude oil has been delivered, we have fulfilled our obligation and we no longer have the ability to direct the use of, or obtain any of the remaining benefits from that crude oil. Sales of crude oil are presented on the oil and natural gas sales line item on our Statement of Operations.

Vencer Energy, LLC
Notes to the Financial Statements

Natural gas sales contracts. Our natural gas contracts stipulate that we deliver unprocessed natural gas to a contractually specified delivery point. Once the natural gas enters our purchaser’s facilities, it may be compressed, dehydrated, treated, separated into residue gas (predominately methane) and NGL, or otherwise processed. Certain of our natural gas sales contracts transfer control of the natural gas (which could include both residue gas and NGL) to our purchaser upon delivery into their facilities and we recognize revenue at that point in time. Our performance obligation within these contracts is to deliver unprocessed natural gas. Once delivered, we have fulfilled our obligation and our purchasers have full control over the use, sale or disposition of the gas. Any charges assessed to us by our purchaser, including but not limited to, gathering, processing, compression, treating and dehydration are considered to be a reduction to the transaction price because we did not receive a distinct good or service from the purchaser. Services are not deemed to be provided to us because the related activities occur after we transfer control of the gas to our purchaser. Charges assessed by our purchasers are netted against our natural gas sales and our NGL sales which are presented on the oil and natural gas sales line item on our Statements of Operations.

Certain of our natural gas sales contracts transfer title to the residue gas at the delivery point of the residue gas purchaser’s facility while title to all other components of the delivered unprocessed natural gas that that are removed from the gas stream through processing (“Y-grade NGL’s”) remain in the custody of the Company and are delivered to the Company at the tailgate of the processing plant. The Y-grade NGL’s are transported further downstream to an additional processing plant for fractionation. Vencer retains title to all components during transportation and fractionation and is delivered ethane, propane, isobutane, normal butane, and natural gasoline (collectively “NGL’s) at the Mont Belvieu Exchange Point at which point the NGL’s are sold and custody and title are transferred to purchaser. For residue gas, revenue is recognized upon delivery to the residue gas purchaser’s facility and any charges assessed related to the purchase of residue gas are included as a reduction to the transaction price as they are incurred after control has transferred. For NGL’s, revenue is recognized upon the sale of NGL’s at the Mont Belvieu Exchange Point when custody is transferred. Any charges assessed prior to control transfer of the NGL’s are presented on the gathering, processing and transportation line item on our Statement of Operations.

Income taxes

The Company is organized as a Delaware limited liability company and is treated as a flow-through entity for federal income tax purposes. As a result, the net taxable income of the Company and any related tax credits, for federal income tax purposes, are deemed to pass to the members of the Company even though such net taxable income or tax credits may not have actually been distributed.

Accordingly, no tax provision has been made in the financial statements of the Company since the federal income tax is an obligation of the members. The Company is subject to the Texas margin tax for activities in the State of Texas.

Derivative instruments

Commodity derivative financial instruments (e.g., swaps) are used to reduce the impact of oil, natural gas and NGL price fluctuations. Every derivative instrument is recorded on the balance sheet as either an asset or liability measured at its fair value. Derivative instruments are netted when the right to net exists under a master netting agreement and when cash flows have the same counterparty, trade type, and balance sheet current or non-current classification. Changes in the derivative’s fair value are recognized in earnings as we have not elected hedge accounting for any of our derivative positions.

Debt issuance costs

Debt issuance costs are recorded in Other long-term assets line item on the balance sheet and amortized over the term of the associated debt using the straight-line method which generally approximates the effective yield method; such amortization is recorded within interest expense in the Statements of Operations.

Asset retirement obligations

An asset retirement obligation associated with retiring long-lived assets is recognized as a liability on a discounted basis in the period in which the legal obligation is incurred and becomes determinable, with an equal amount capitalized as an addition to oil and natural gas properties, which is allocated to expense over the useful life of the asset. Generally, oil and gas producing companies incur such a liability upon acquiring or drilling a well. Accretion expense is recognized over time as the discounted liabilities are accreted to their expected settlement value. Upon settlement of the liability, a gain or loss is recognized in net income (loss) to the extent the actual costs differ from the recorded liability. See Note 6 for further discussion of asset retirement obligations.

Vencer Energy, LLC
Notes to the Financial Statements

Recent accounting pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed and the Company does not believe that there are any other new accounting pronouncements that have been issued by the FASB or other standards-setting bodies that are expected to have a material impact on the Company’s financial position, results of operations and cash flows

Note 3 – Acquisitions

The fair values of oil and natural gas properties are measured using valuation techniques that convert future cash flows to a single discounted amount. Significant inputs to the valuation of oil and natural properties include estimates of: (i) economic reserves; (ii) future operating and development costs; (iii) future commodity prices; and (iv) a market-based weighted average cost of capital.

2023 Acquisitions

During 2023, we spent approximately $25.4 million on the acquisition of producing properties, lease acquisitions and lease bonuses which were accounted for as asset acquisitions.

2022 Acquisitions

During 2022, we spent approximately $24.7 million on lease acquisitions and lease bonuses which were accounted for as asset acquisitions.

Note 4 – Fair Value Measurement

Fair value is defined as the price that would be received to sell an asset or the price paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are based upon inputs that market participants use in pricing an asset or liability, which are characterized according to a hierarchy that prioritizes those inputs based on the degree to which they are observable. Observable inputs represent market data obtained from independent sources, whereas unobservable inputs reflect a company’s own market assumptions, which are used if observable inputs are not reasonably available without undue cost and effort. The three input levels of the fair value hierarchy are as follows:

•	Level 1— Unadjusted quoted market prices for identical assets or liabilities in active markets.

•	Level 2— Quoted prices for similar assets or liabilities in non-active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3— Inputs that are unobservable and significant to the fair value measurement (including the Company’s own assumptions in determining fair value).

In determining fair value, the Company utilizes the most observable market inputs when available, or models that utilize the most observable market data. Recurring fair value measurements are performed for commodity derivatives. Refer to Note 5 for more information on these instruments.

Vencer Energy, LLC
Notes to the Financial Statements

The following table represents assets (liabilities) measured at fair value on a recurring basis, as reported on the Balance Sheet as of December 31, 2023 and 2022 by level within the fair value measurement hierarchy (in thousands):

December 31, 2023	Total Fair Value Measurement	Level 1	Level 2	Level 3
Commodity derivative – assets	$-	-	-	-
Commodity derivative – liabilities	$(31,476)	-	(31,476)	-

December 31, 2022	Total Fair Value Measurement	Level 1	Level 2	Level 3
Commodity derivative – assets	$33,302	-	33,302	-
Commodity derivative – liabilities	$(7,718)	-	(7,718)	-

The carrying amount of cash and cash equivalents, accounts receivable, and accounts payable as reflected in the balance sheets approximate fair value because of the short-term maturity of these instruments.

The Company applies the provision of the fair value measurement standard on a nonrecurring basis to its nonfinancial assets and liabilities, such as accounting for business combinations and asset retirement obligations. These assets are subject to fair value adjustments only in certain circumstances and are not subject to recurring revaluations. The measurement of mineral assets is measured on a nonrecurring basis based on inputs that are non-observable in the market and represent level 3 inputs. Significant inputs to the valuation of mineral acquisition include estimates of future commodity prices, estimated reserve quantities, expectations for timing and future development, and rates of future production. These inputs require significant judgement and estimates by management.

Note 5 – Derivative Instruments

The Company uses commodity derivatives (e.g., floating-for-fixed swaps) to mitigate the exposure to commodity price volatility. As of December 31, 2023, the Company has entered into fixed-for-floating swaps to offset all open floating-for-fixed swaps for all future periods.

The following tables summarize the Company’s open fixed price swaps and the expected settlement period as of December 31, 2023:

Oil Swaps	Swap Type	Total Volume (barrels)	Weighted Average Fixed Price (Per Barrel)
2024	Floating-for fixed	6,180,000	76.13
2024	Fixed-for-floating	6,180,000	80.44
2025	Floating-for fixed	435,000	72.23
2025	Fixed-for-floating	435,000	76.18

Oil Basis Swaps	Swap Type	Total Volumes (barrels)	Weighted Average Fixed Price (Per Barrel)
2024	Floating-for fixed	6,450,000	1.12
2024	Fixed-for-floating	6,450,000	1.26

Vencer Energy, LLC
Notes to the Financial Statements

Natural Gas Swaps	Swap Type	Total Volumes (MMBtu)	Weighted Average Fixed Price (Per MMBtu)
2024	Floating-for fixed	14,640,000	3.41
2024	Fixed-for-floating	14,640,000	3.40
2025	Floating-for fixed	7,300,000	3.91
2025	Fixed-for-floating	7,300,000	3.96

Natural Gas Basis Swaps	Swap Type	Total Volumes (MMBtu)	Weighted Average Fixed Price (Per MMBtu)
2024	Floating-for fixed	14,640,000	(0.67)
2024	Fixed-for-floating	14,640,000	(0.58)
2025	Floating-for fixed	7,300,000	(0.67)
2025	Fixed-for-floating	7,300,000	(0.57)

Balance sheet presentation

The following table summarizes the fair value (determined using Level 2 inputs in the fair value hierarchy discussed in Note 4) and classification of the Company’s commodity derivative instruments, as well as the gross recognized derivative assets, liabilities, and the effects of netting arrangements in the balance sheet as of December 31, 2023 and 2022. There was no cash collateral received or pledged associated with its derivative instruments.:

Type	Balance Sheet Location	Asset Derivatives December 31, 2023	Liability Derivatives December 31, 2023	Asset Derivatives December 31, 2022	Liability Derivatives December 31, 2022

		(in thousands)
Commodity contracts		$44,364	(73,008)	$42,710	(14,710)
Gross fair value		44,364	(73,008)	42,710	(14,710)
Netting arrangements		(44,364)	44,364	(10,363)	10,363
Net recorded fair value	Short-term derivative instruments	-	(28,644)	32,347	(4,347)

Commodity contracts		$6,315	(9,147)	$1,894	(4,310)
Gross fair value		6,315	(9,147)	1,894	(4,310)
Netting arrangements		(6,315)	6,315	(939)	939
Net recorded fair value	Long-term derivative instruments	-	(2,832)	955	(3,371)

(Gains) losses on derivatives

The Company does not designate derivative instruments as hedging instruments for accounting and financial reporting purposes. Accordingly, all gains and losses, including changes in the derivative instruments’ fair values, have been recorded in the accompanying Statements of Operations. The following table details the gains and losses related to derivative instruments for the periods indicated (in thousands):

Type	Statement of Operations Location	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
Commodity contracts	(Gain) loss on commodity derivative instruments	$26,168	$65,811

Vencer Energy, LLC
Notes to the Financial Statements

Note 6 – Asset Retirement Obligations

The Company’s asset retirement obligations primarily relate to the Company’s portion of future plugging and abandonment of wells and related facilities. The following table presents the changes in the asset retirement obligations for the periods indicated (in thousands):

	For the Year Ended	For the Year Ended
	December 31,	December 31,
	2023	2022
	(In thousands)	(In thousands)
Asset retirement obligations at beginning of period	$41,648	$39,982
Liabilities added from acquisition or drilling	453	370
Liabilities settled	(476)	(997)
Other	-	(107)
Accretion expense	2,521	2,400
Asset retirement obligations at end of period	$44,146	$41,648

Note 7 – Debt

The Company’s debt obligations consisted of the following at the dates indicated:

	December 31,	December 31,
	2023	2022
	(In thousands)	(In thousands)
Revolving Credit Facility	$-	$535,000
Total long-term debt	$-	$535,000

Revolving Credit Facility

On June 30, 2021, Vencer Energy, LLC entered into a credit agreement (the “Credit Agreement”), providing for a reserve-based revolving credit facility (the “Revolving Credit Facility”) subject to a borrowing base. As of December 31, 2023 and 2022, the borrowing base was $950 million with elected commitments of $10 million and $800 million, respectively. The Credit Agreement matures on March 28, 2025. The borrowing base under the Credit Agreement is subject to a redetermination on at least a semi-annual basis based on an engineering report with respect to Vencer Energy, LLC’s estimated oil, NGL, and natural gas reserves, which will take into account the prevailing oil, NGL, and natural gas prices at such time, as adjusted for the impact of commodity derivative contracts. As a result of the Company entering into a purchase and sale agreement with Civitas Resources, Inc. on October 3, 2023, the Company requested and received a waiver on October 31, 2023 to postpone the scheduled redetermination of the borrowing base that was scheduled on or about October 1, 2023 until on or about January 31, 2024 and waive the requirement to deliver the engineering report on or before September 1, 2023 and postpone the delivery of such engineering report until January 15, 2024. Unanimous approval by the lenders is required for any increase to the borrowing base.

The terms and conditions under the original Credit Agreement include (but are not limited to) the following:

•	At Vencer Energy, LLC’s option, borrowings under the Credit Agreement will bear interest at the alternate base rate or the adjusted Term SOFR, plus an applicable margin. Alternate base rate loans bear interest at a per annum equal to the greatest of: (i) the rate of interest in effect for each day as publicly announced from time to time by the Agent as its “prime rate”, (ii) the federal funds effective rate plus 50 basis points, and (iii) the adjusted Term SOFR for a one-month interest period plus 100 basis points per annum. The adjusted TERM SOFR is equal to the TERM SOFR for the interest period plus 10 basis points per annum. The applicable margin for the alternative base rate loans ranges from 175 to 275 basis points, and the applicable margin for adjusted Term SOFR loans ranges from 275 to 375 basis points, in each case depending on the percentage of the borrowing base utilized.

Vencer Energy, LLC
Notes to the Financial Statements

•	The obligations under the Revolving Credit Facility are secured by mortgages of at least 90% of the PV-9 value of Borrowing Base Properties evaluated in the most recently delivered Reserve Report. Additionally, Vencer Management, LLC entered into a parent pledge agreement in favor of the Agent for the secured parties, pursuant to which Vencer Energy, LLC’s obligations under the Credit Agreement are secured by a pledge and security interest of 100% of the equity interests held by Vencer Management, LLC in Vencer Energy, LLC.

•	0.5% fee on unused line of credit

•	Certain financial covenants, including the maintenance of (i) as of the date of determination, a maximum total debt minus unrestricted cash to EBITADAX ratio of 3.00 to 1.00, and (ii) a current ratio of not less than 1.00 to 1.00; and

•	Certain events of default, including, without limitation: non-payment; breaches of representations and warranties; non-compliance with covenants or other agreements; cross-default to material indebtedness; judgements; change of control; and voluntary and involuntary bankruptcy.

Weighted-average interest rates

The following table presents the weighted-average interest rates paid on variable-rate debt obligations for the period presented:

	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
Revolving Credit Facility	8.03%	5.05%

Letters of credit

At December 31, 2023 and 2022, the Company had no letters of credit outstanding.

Unamortized deferred financing costs

Unamortized deferred financing costs associated with the Revolving Credit Facility was less than $0.1 million at December 31, 2023. The unamortized deferred financing costs are amortized over the remaining life of the Revolving Credit Facility using the straight-line method which generally approximates the effective interest method. For the year ended December 31, 2023, the Company amortized $2.0 million of deferred financing costs and wrote-off $5.4 million of deferred financing costs related to the reduction in elected commitments. For the year ended December 31, 2022, the Company amortized $3.3 million of deferred financing costs.

Note 8 – Members’ Equity

Vencer Management, LLC serves as the sole member of Vencer Energy, LLC. As such, the business and affairs of the Company are managed under the direction of VM.

Note 9 – Related Party Transactions

The Company has identified the following related party transactions with VM, Vitol Inc. and other Vitol subsidiaries, all of which are considered related parties, for the years ended December 31, 2023 and 2022.

2023 related party transactions:

VE is party to a shared services agreement with VM through which VM provides general administrative and management services to VE. VE recorded $15.3 million in expenses during the year ended December 31, 2023 under the shared services agreement.

Vencer Energy, LLC
Notes to the Financial Statements

Vitol Inc. is a counterparty for certain of VE’s commodity derivatives. During the year ended December 31, 2023, Vitol Inc. paid VE $11.2 million, net for commodity derivative settlements. The following tables summarize VE’s open positions and the expected settlement period as of December 31, 2023 with Vitol Inc.:

Oil Swaps	Swap Type	Total Volume (barrels)	Weighted Average Fixed Price (Per Barrel)
2024	Floating-for fixed	6,180,000	76.13
2024	Fixed-for-floating	6,180,000	80.44
2025	Floating-for fixed	435,000	72.23
2025	Fixed-for-floating	435,000	76.18

Oil Basis Swaps	Swap Type	Total Volumes (barrels)	Weighted Average Fixed Price (Per Barrel)
2024	Floating-for fixed	6,450,000	1.12
2024	Fixed-for-floating	6,450,000	1.26

Natural Gas Swaps	Swap Type	Total Volumes (MMBtu)	Weighted Average Fixed Price (Per MMBtu)
2024	Floating-for fixed	14,640,000	3.41
2024	Fixed-for-floating	14,640,000	3.40
2025	Floating-for fixed	7,300,000	3.91
2025	Fixed-for-floating	7,300,000	3.96

Natural Gas Basis Swaps	Swap Type	Total Volumes (MMBtu)	Weighted Average Fixed Price (Per MMBtu)
2024	Floating-for fixed	14,640,000	(0.67)
2024	Fixed-for-floating	14,640,000	(0.58)
2025	Floating-for fixed	7,300,000	(0.67)
2025	Fixed-for-floating	7,300,000	(0.57)

2022 related party transactions:

VE is party to a shared services agreement with VM through which VM provides general administrative and management services to VE. VE recorded $13.5 million in expenses during the year ended December 31, 2023 under the shared services agreement.

VE and Vitol Inc. entered into certain purchase agreements where Vitol agreed to purchase certain barrels of crude oil from VE from August 1, 2021 through August 31, 2022. The Company recognized $17.7 million in net oil sales for the year ended December 31, 2022 which are presented in the oil and natural gas sales line item on our Statements of Operations.

Vencer Energy, LLC
Notes to the Financial Statements

Vitol Inc. is a counterparty for certain of VE’s commodity derivatives. During the year ended December 31, 2022, VE paid Vitol Inc. $112.6 million, net for commodity derivative settlements including $71.0 million for the early termination of certain commodity hedges. The following tables summarize VE’s open positions and the expected settlement period as of December 31, 2022 with Vitol Inc.:

Oil Basis Swaps	Swap Type	Total Volumes (barrels)	Weighted Average Fixed Price (Per Barrel)
2023	Floating-for fixed	3,813,000	1.10
2024	Floating-for fixed	1,410,000	0.75

Natural Gas Swaps	Swap Type	Total Volumes (MMBtu)	Weighted Average Fixed Price (Per MMBtu)
2023	Floating-for fixed	6,120,000	4.95

Natural Gas Basis Swaps	Swap Type	Total Volumes (MMBtu)	Weighted Average Fixed Price (Per MMBtu)
2023	Floating-for fixed	6,120,000	(2.32)

Note 10 – Commitments and Contingencies

As part of our normal business activities, we may be named as defendants in litigation and legal proceedings, including those arising from regulatory and environmental matters. In the opinion of management, the ultimate liability hereunder, if any, will not have a material adverse effect on the financial position or results of operations of the Company.

The table below presents total minimum commitments associated with non-cancelable leases with a duration of less than 1 year, purchase commitments and drilling rig contracts as of December 31, 2023.

(In thousands)	2024	2025	2026	2027	2028	2029 and Thereafter	Total
Drilling rig commitments	$980	-	-	-	-	-	980
Purchase Commitments	13,685						13,685
Operating leases	1,451	143	-	-	-	-	1,594
Total	16,116	143	-	-	-	-	16,259

Note 11 – Revenues

Revenue from contracts with customers

Our revenues are derived through the sale of our hydrocarbon production, specifically the sale of crude oil, natural gas and NGL. The revenue standard provides a five-step model to analyze contracts to determine when and how revenue is recognized. Central to the five-step model is the concept of control, and the timing of the transfer of that control determines the timing of when revenue can be recognized. Control, as defined in the standard, is the “ability to direct the use of, and obtain substantially all of the remaining benefits from, the asset.”

The Company has determined that its contracts for the sale of crude oil, unprocessed natural gas, residue gas and NGLs contain monthly performance obligations to deliver product at locations specified in the contract. Control is transferred at the delivery location, at which point the performance obligation has been satisfied and revenue is recognized. Fees included in the contract that are incurred prior to control transfer are classified as gathering, processing and transportation and fees incurred after control transfers are included as a reduction to the transaction price. The transaction price at which revenue is recognized consists entirely of variable consideration based on quoted market prices less various fees and the quantity of volumes delivered.

Vencer Energy, LLC
Notes to the Financial Statements

Disaggregation of revenue

The Company has identified three material revenue streams in its business: oil, natural gas and NGL. The following table presents the Company’s revenues disaggregated by revenue stream:

	December 31,	December 31,
	2023	2022
	(in thousands)	(in thousands)
Revenues
Oil	$690,684	$562,728
NGL	110,526	118,687
Natural gas	29,169	102,066
Oil and natural gas sales	830,379	783,481

Contract balances

Under its sales contracts, the Company invoices customers once its performance obligations have been satisfied, at which point payment is unconditional. Accordingly, its contracts do not give rise to contract assets or liabilities. Accounts receivable attributable to the Company’s revenue contracts with customers was $71.7 million and $51.8 million at December 31, 2023 and 2022 respectively.

Transaction price allocated to remaining performance obligations

For the Company’s contracts that have a contract term greater than one year, the Company has utilized the practical expedient in Accounting Standards Codification (“ASC”) 606, which states that a company is not required to disclose the transaction price allocated to remaining performance obligations if the variable consideration is allocated entirely to a wholly unsatisfied performance obligation. Under the Company’s contracts, each unit of product delivered to the customer represents a separate performance obligation; therefore, future volumes are wholly unsatisfied and disclosure of the transaction price allocated to remaining performance obligations is not required. For the Company’s contracts that have a contract term of one year or less, the Company has utilized the practical expedient in ASC 606, which states that a company is not required to disclose the transaction price allocated to remaining performance obligations if the performance obligation is part of a contract that has an original expected duration of one year or less.

Note 12 – Leases

The Company enters into leases for office space in our corporate and field offices, as well as drilling rigs, completion services and well equipment related to our business operations. The Company elected the short-term practical expedient to exclude leases with a term of twelve months or less. The Company has elected to account for lease and non-lease components in its contracts as a single lease component for all asset classes. The tables below, which present the components of lease costs and supplemental balance sheet information are presented on a gross basis. Other joint owners in the properties operated by the Company generally pay for their working interest share of costs associated with drilling rigs, completion services and well equipment. The Company’s share of these costs is included in property and equipment, net, lease operating expense, and general and administrative expense, as applicable. The components of lease costs were as follows:

	For the Year Ended December 31,	For the Year Ended December 31,
	2023	2022
	(in thousands)	(in thousands)
Operating lease cost, excluding short-term leases	$12,214	$5,251
Short-term lease cost(1)	37,544	71,836
Total lease cost	49,758	77,087

(1) Short-term lease costs represent costs incurred for the Year Ended December 31, 2023 for drilling rigs and well equipment and for the year ended December 31, 2022 for drilling rigs, completion services and well equipment which are short-term contracts not recognized as a ROU asset and lease liability on the Balance Sheets

Vencer Energy, LLC
Notes to the Financial Statements

The following table presents the Company’s right-of-use assets and lease liabilities for the period presented:

	December 31,	December 31,
	2023	2022
	(in thousands)	(in thousands)
Right-of-use asset:
Operating lease – ROU asset	$11,306	$18,576

Lease liabilities:
Operating lease liability – current	$8,616	$10,502
Operating lease liability – long term	2,857	8,277
Total lease liability	11,473	18,779

The following table reflects the Company’s maturity analysis of the minimum lease payment obligations under non-cancelable operating leases with a remaining term in excess of one year as of December 31, 2023:

Operating Leases
(in thousands)
2024	$8,985
2025	2,031
2026	884
2027	43
2028	-
Thereafter	-
Total lease payments	11,943
Less imputed interest	470
Total lease liability	11,473

The weighted average remaining lease terms and discount rate for all of the Company’s operating leases for the period presented:

December 31,
2023
Weighted Average Remaining Lease Terms (In years)
Operating leases	1.43

Weighted Average Discount Rate
Operating leases	5.74%

Vencer Energy, LLC
Notes to the Financial Statements

Note 13 – Supplemental Disclosures to the Balance Sheets and Statements of Cash Flows

Accrued liabilities

Current accrued liabilities consisted of the following at the dates indicated:

	December 31,	December 31,
	2023	2022
	(in thousands)	(in thousands)
Accrued members’ distributions	$-	$34,854
Accrued capital expenditures	31,003	9,309
Accrued ad valorem tax	7,939	8,761
Accrued lease operating expense	5,747	8,416
Accrued general and administrative expense	5,834	3,457
Other	2,536	611
Total Accrued liabilities	53,059	65,408

Supplemental cash flows

Supplemental cash flow for the period presented:

	December 31,	December 31,
	2023	2022
	(in thousands)	(in thousands)
Supplemental cash flows:
Cash paid for interest	$18,140	$28,214

Noncash investing and financing activities:
Increase (decrease) in accrued members’ distributions in accrued liabilities	(34,854)	34,854
Increase (decrease) in capital expenditures in accrued liabilities	21,694	(359)

Note 14 – Supplemental Oil and Gas Information (Unaudited)

Costs incurred

The Company incurred costs in relation to oil and gas property acquisition and development activities as follows:

As of December 31,
2023
(in thousands)
Development costs	$507,720
Acquisitions of proved properties	25,302
Total	533,022

Net proved oil, NGL and natural gas reserves

The reserve estimates presented below were made in accordance with GAAP requirements for disclosures about oil and gas producing activities and SEC rules for oil and gas reporting of reserve estimation and disclosure.

Proved reserves are estimated quantities of oil, gas and NGLs which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined, and the price to be used is the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of- the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions. All of the Company estimated proved reserves are located in the United States.

Vencer Energy, LLC
Notes to the Financial Statements

The tables below present a summary of changes in the Company’s estimated proved reserves for the year ended December 31, 2023. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries and undeveloped locations are more imprecise than estimates of established producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available.

	For the Year Ended December 31, 2023
	Oil	Gas	NGL	Total
Total Proved reserves	MBbl	MMcf	MBbl	MBOE
Beginning of year	209,869	849,037	163,050	514,425
Revisions of previous estimates	(38,149)	(66,909)	(7,530)	(56,830)
Extensions	15,510	42,793	7,429	30,071
Divestiture of Reserves	-	-	-	-
Acquisition of Reserves	2,291	8,566	2,840	6,559
Production	(8,786)	(26,148)	(4,712)	(17,856)
End of year	180,735	807,339	161,077	476,369

Proved developed reserves:
Beginning of year	44,561	250,603	39,322	125,650
End of year	49,013	265,063	41,480	134,670
Proved undeveloped reserves:
Beginning of year	165,308	598,434	123,728	388,775
End of year	131,722	542,276	119,597	341,699

Standardized measure of discounted future net cash flows

The Company computes a standardized measure of discounted future net cash flows and changes therein relating to estimated proved reserves in accordance with authoritative accounting guidance. Future cash inflows and production and development costs are determined by applying prices and costs, including transportation, quality, and basis differentials, to the year-end estimated future reserve quantities. Each property the Company operates is also charged with field-level overhead in the estimated reserve calculation. The resulting future net cash flows are reduced to present value amounts by applying a 10 percent annual discount factor.

Future operating costs are determined based on estimates of expenditures to be incurred in developing and producing the estimated proved reserves in place at the end of the period using year end costs and assuming continuation of existing economic conditions, plus Company overhead incurred by the central administrative office attributable to operating activities and estimated abandonment costs.

Vencer Energy, LLC
Notes to the Financial Statements

The assumptions used to compute the standardized measure of discounted future net cash flows are those prescribed by the FASB and the SEC. These assumptions do not necessarily reflect the Company’s expectations of actual revenues to be derived from those reserves, nor their present value amount. The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure of discounted future net cash flows computations since these reserve quantity estimates are the basis for the valuation process. The following prices as adjusted for transportation, quality, and basis differentials were used in the calculation of the standardized measure of discounted future net cash flows:

For the Year Ended December 31,
2023
Oil (per Bbl)	78.22
Gas (per Mcf)	2.64
NGLs (per Bbl)	23.14

The following summary sets forth the Company’s future net cash flows relating to proved oil, gas, and NGL reserves based on the standardized measure of discounted future net cash flows:

As of December 31,
2023
(in thousands)
Future cash inflows	$18,793,680
Future production costs	(4,363,472)
Future development costs	(3,134,014)
Future income tax expense	(98,667)
Future net cash flows	11,197,527
10 percent annual discount	(7,123,985)
Standardized measure of discounted future net cash flow (1)	4,073,542

(1)	The Company is a LLC and not subject to federal income taxes.

The principal sources of changes in the standardized measure of discounted future net cash flows were:

As of December 31,
2023
(in thousands)
Standardized measure of discounted future net cash flows, beginning of year	$8,463,912
Net change in prices and production costs	(3,545,706)
Net change in future development costs	(111,643)
Sales of oil, gas and NGL’s produced, net of production costs	(701,920)
Extensions	289,615
Purchase of reserves in place	53,909
Divestiture of reserves	-
Revisions of previous quantity estimates	(1,091,616)
Previously estimated development costs incurred	311,777
Net changes in taxes	24,698
Accretion of discount	783,362
Changes in timing and other	(402,846)
Standardized measure of discounted future net cash flows, end of year	4,073,542

Vencer Energy, LLC
Notes to the Financial Statements

Note 15 – Subsequent Events

On October 3, 2023, the Company entered into a purchase and sale agreement with Civitas Resources, Inc (“Civitas”) to sell substantially all of the Company’s interests in its oil and gas properties and related net assets for an aggregate $2,150.0 million purchase price comprised of (i) $1,000.0 million in cash (“Cash Consideration”), (ii) 7,289,515 shares of common stock of Civitas valued at approximately $600.0 million, and (iii) $550.0 million in cash due January 3, 2025 (“Deferred Payment”) subject to certain customary purchase price adjustments. Civitas had the option to increase the Cash Consideration payable at closing and retire all or a portion of the Deferred Payment, in which event, the remaining Deferred Payment (if any) due January 3, 2025, would be reduced as and to the extent provided in the PSA. The closing with Civitas occurred on January 2, 2024 with the effective date of January 1, 2024 and included $7.5 million in downward purchase price adjustments which reduced total shares received from Civitas at closing by 107,988 to a total of 7,181,527 shares of common stock of Civitas received. Civitas elected to not increase the Cash Consideration at closing. Final post-close adjustments will be settled in 2024 with a $550.0 million Deferred Payment due January 3, 2025.

The Company closed out all their open commodity derivatives in January 2024. The resulting impact was a loss of $31.5 million.

In preparing the accompanying financial statements of the Company, management has evaluated all subsequent events and transactions for potential recognition or disclosure through March 13, 2024, the date the financial statements of the Company were available for issuance and concluded there were no other material subsequent events other than as described above.